Jamba, Inc. Board of Directors Appoint David A Pace to Board of Directors

EMERYVILLE, Calif., August 20, 2012 –Jamba, Inc., (NASDAQ: JMBA), today announced the appointment by its Board of Directors of David A. Pace to the Board of Directors and to the Compensation and Executive Development Committee and the Nominating and Corporate Governance Committee of the Board of Directors, effective August 15, 2012.

“We are pleased to welcome Dave to our Board of Directors,” said James D. White, chairman, president and CEO, Jamba, Inc. He has tremendous global leadership experience with some of America’s most successful organizations and will be a great addition to our board.”

Mr. Pace's experiences span a wide variety of industries including consumer products, retail, entertainment, application software, professional sports and e-commerce. He is currently the executive vice president and chief resource officer for Bloomin’ Brands Inc., the parent company for Outback, Carrabba's, Bonefish Grill, Roy’s, and Fleming’s Prime Steakhouse & Wine Bar.

Mr. Pace spent the formative years of his executive career with PepsiCo Inc. in four different operating divisions of the company. He was ultimately appointed senior vice president of Human Resources for YUM! Restaurant International, and is credited with being part of the leadership team that transformed the business from the worst performing division of PepsiCo to what is now the fastest growing, most profitable division of YUM! Brands.

Additionally, Mr. Pace served as executive vice president, Partner Resources with Starbucks Coffee Company. During his tenure, the company more than tripled in size from $3 billion in revenue to over $10 billion. Its store count grew from 5,000 to more than 15,000 entering more than 15 new countries, all while being recognized by Fortune Magazine as one of America’s Best Places to Work and one of America’s Most Admired Companies during each year of his tenure.

Mr. Pace has served as president of Jonathan's Stage, a not-for-profit organization, since 2008 and serves on the board of UP2US, a national not-for-profit focused on sports-based youth development. He has also held the following board positions: University of Southern California, Center for Effective Organizations, Director 2004 – 2008; Human Resources Policy Association, Director 2003 – 2008; America SCORES, Director 2003 – 2008; Cornell University – Center for Advanced Human Resource Studies, Director 2002 – 2008; Starbucks Foundation, Director 2002 – 2008; and Taco Bell Foundation, Director 1994 – 1995.

Mr. Pace received his Bachelor of Science degree in Industrial and Labor Relations from Cornell University. In 2005, he was elected a Fellow in The National Academy of Human Resources for his extensive work in the development of, and contributions to the profession in the disciplines of organization and leadership development as well as culture and workforce engagement. In 2007, Mr. Pace was named the Academy of Management’s Distinguished Executive of the Year. Mr. Pace and his wife Patti currently reside in the Tampa area.

About Jamba, Inc.

Jamba, Inc. is a holding company which owns and franchises, on a global basis, Jamba Juice stores through its wholly-owned subsidiary, Jamba Juice Company is a leading restaurant retailer of better-for-you, specialty beverage and food offerings, which include great tasting, whole fruit smoothies, fresh squeezed juices and juice blends, teas, hot oatmeal, breakfast wraps, sandwiches and mini-wraps, California Flatbreads™, frozen yogurt, and a variety of baked goods and snacks. Jamba-branded products for at-home enjoyment are also available through select retailers across the nation and in Jamba outlets. As of July 3, 2012, there were 783 store locations globally, consisting of 305 Company-owned and operated stores (“Company Stores”) and 448 franchise-operated stores (“Franchise Stores”) in the United States and 30 international stores (“International Stores”). Fans of Jamba Juice can find out more about Jamba Juice's locations as well as specific offerings and promotions by visiting the Jamba Juice website at www.JambaJuice.com or by contacting Jamba’s Guest Services team at 1-866-4R-FRUIT (473-7848).

Forward-Looking Statements

This press release (including information incorporated or deemed incorporated by reference herein) contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are those involving future events and future results that are based on current expectations, estimates, forecasts, and projections as well as the current beliefs and assumptions of the Company’s management. Words such as “outlook”, “believes”, “expects”, “appears”, “may”, “will”, “should”, “anticipates”, or the negative thereof or comparable terminology, are intended to identify such forward looking statements. Any statement that is not a historical fact, including the statements made under the caption “Outlook for 2012” and any other estimates, projections, future trends and the outcome of events that have not yet occurred, is a forward-looking statement.  Forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore actual results may differ materially and adversely from those expressed in any forward-looking statements.  Factors that might cause or contribute to such differences include, but are not limited to factors discussed under the section entitled “Risk Factors” in the Company’s reports filed with the SEC.  Many of such factors relate to events and circumstances that are beyond the Company’s control.  You should not place undue reliance on forward-looking statements. The Company does not assume any obligation to update the information contained in this press release.

CONTACT

For Jamba, Inc

Don Duffy, ICR

203.682.8200

investors@jambajuice.com